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PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 1, 2000

$200,000,000

Beazer Homes USA, Inc.

8 5/8% Senior Notes due 2011

    We are offering $200,000,000 aggregate principal amount of our 8 5/8% Senior Notes due 2011. We will pay interest on the notes each May 15 and November 15. The first interest payment will be made on November 15, 2001.

    We may redeem the notes on or after May 15, 2006 at the redemption prices set forth in this prospectus supplement. On or prior to May 15, 2004, we may also redeem the notes with equity offering proceeds.

    We have applied for listing of the notes on the New York Stock Exchange.

    Investing in the notes involves risks. See "Risks Related to the Notes" on page S-4 of this prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Beazer(1)
Per note	99.178%	0.91%	98.268%
Total	$198,356,000	$1,820,000	$196,536,000
(1)
Plus accrued interest, if any, from May 21, 2001.

    Delivery of the notes, in book-entry form only, will be made on or about May 21, 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                    Banc One Capital Markets, Inc.

The date of this prospectus supplement is May 14, 2001.

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

PROSPECTUS SUPPLEMENT SUMMARY

    This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement, including the "Risks Relating to the Notes" section, the accompanying prospectus, including the "Risk Factors" section therein, and the documents we incorporate by reference before making an investment decision.

    In this prospectus supplement and the accompanying prospectus, we generally refer to Beazer Homes USA, Inc. without its subsidiaries as "we," "us," "our," and "Beazer."

The Offering

Issuer	Beazer Homes USA, Inc.
Securities Offered	$200,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2011
Maturity	May 15, 2011
Interest Payment Dates	May 15 and November 15 of each year commencing on November 15, 2001
Guarantees
The notes will be guaranteed by all of our significant subsidiaries. The guarantees will be unsecured obligations of our subsidiaries ranking equally with all their existing and future unsecured indebtedness that is not, by its terms, expressly subordinated in right of payment to the guarantees.
Ranking	The notes:
• are general unsecured obligations of Beazer,
• rank equally in right of payment with all our existing and future unsecured senior debt,
• are senior in right of payment to all of our future subordinated debt, and
• are effectively junior to our secured debt to the extent of the assets securing such debt.

At March 31, 2001, after giving effect to the issuance of the notes and the application of the estimated proceeds, we would have had, together with the subsidiary guarantors, approximately $385.3 million of debt (including these notes) outstanding. Substantially all of this debt would have been unsecured debt ranking equally with these notes.

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Optional Redemption
We may redeem all or any portion of the notes at any time and from time to time on or after May 15, 2006, in whole or in part, at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to the date of redemption.

In addition, on or before May 15, 2004, we may redeem up to 35% of the outstanding notes with the net proceeds of equity offerings at 108.625% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption. We may make that redemption only if, after the redemption, at least $130 million principal amount of notes originally issued remain outstanding.
Certain Covenants
The indenture governing the notes contains certain covenants that, among other things: limit the ability of Beazer and its subsidiaries to incur additional indebtedness, to make certain restricted payments, to make certain asset sales, to enter into transactions with affiliates, to incur liens, to issue capital stock of restricted subsidiaries, to allow payment restrictions affecting subsidiaries, and to effect a consolidation or merger; and require Beazer to maintain a certain level of tangible net worth and to offer to repurchase the notes in certain circumstances. See "Description of the Notes—Certain Covenants."
Repurchase Obligation upon Change of Control
Upon the occurrence of a change of control, as defined in the "Description of the Notes," each holder of the notes may require us to purchase all or a portion of the holder's notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.
Use of Proceeds
We intend to use the net proceeds from this offering to redeem at face value the $115.0 million outstanding principal amount of our 9% Senior Notes due 2004, to repay borrowings under our revolving credit facility and for general corporate purposes, which may include acquisitions.

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Summary Consolidated Financial Data
(dollars in thousands)

    The following summary consolidated financial information for each of the five years ended September 30, 2000 has been derived from Beazer's audited consolidated financial statements. The summary consolidated financial information as of and for the six months ended March 31, 2000 and 2001 has been derived from Beazer's unaudited consolidated financial statements.

	Year Ended September 30,						Six Months Ended March 31,
	1996	1997		1998	1999	2000	2000	2001
Statement of Operations Data
Total revenue	$866,627	$852,110		$977,409	$1,394,074	$1,527,865	$641,706	$739,347
Operating income	30,122	17,656	(1)	36,916	61,800	75,623	28,180	52,066
Net income	18,266	11,189	(1)	23,201	36,934	43,606	16,343	31,839
Balance Sheet Data (as of period end)
Cash	$12,942	$1,267		$67,608	$—	$—	$6,305	$—
Inventory	320,969	361,945		405,095	532,559	629,663	611,604	719,254
Total assets	356,643	399,595		525,591	594,568	698,879	673,803	786,832
Total debt	115,000	145,000		215,000	215,000	255,000	310,000	342,121
Stockholders' equity	178,701	179,286		199,224	234,662	270,538	242,468	302,589
Supplemental Financial Data
EBIT(2)	$45,327	$33,051		$56,525	$86,013	$99,189	$38,387	$66,259
EBITDA(2)	46,855	35,272		59,794	91,521	106,041	41,880	70,387
Net cash provided (used) by operating activities	107	(20,467)		27,149	34,283	(18,726)	(68,054)	(70,443)
Net cash provided (used) in investing activities	(23,223)	(9,445)		(23,741)	(98,004)	(11,805)	(2,296)	(2,842)
Net cash provided (used) in financing activities	(4,349)	18,237		62,933	(3,887)	30,531	76,655	73,285
Interest incurred(3)	14,176	16,159		21,259	26,874	30,897	14,290	16,272
EBIT/interest incurred	3.20x	2.05x		2.66x	3.20x	3.21x	2.69x	4.07x
EBITDA/interest incurred	3.31x	2.18x		2.81x	3.41x	3.43x	2.93x	4.33x

(1)
Fiscal 1997 results include the effect of a $6,326 writedown to inventory in Nevada.

(2)
EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expenses; and (b) income taxes. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBIT and EBITDA are not intended to represent cash flows for the period nor have they been presented as an alternative to net income as an indicator of operating performance.

(3)
"Interest incurred" is calculated in accordance with the definition of the term "Interest Incurred" in the Indenture and set forth herein under "Description of the Notes—Certain Definitions."

S–3

RISKS RELATED TO THE NOTES

    In addition to the discussion contained under the caption "Risk Factors" in the accompanying prospectus, prospective investors should also consider the risks set forth below.

    Our substantial level of indebtedness could adversely affect our financial condition, and we may incur significant additional debt.

    We currently have, and after the issuance of the notes will have, a substantial amount of debt. As of March 31, 2001, assuming that we had issued the notes and applied the net proceeds as described herein on that date, we would have had approximately $385.3 million of indebtedness outstanding. In addition, subject to restrictions in the indentures governing the notes and our 8 7/8% Senior Notes due 2008 and in our credit facility, we may incur additional indebtedness. In particular, as of March 31, 2001, assuming that the note offering and related transactions described in this prospectus had occurred on that date, we would have had $118.5 million of additional borrowing capacity under the revolving portion of our credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify.

    Our substantial debt could have important consequences for you as holders of the notes, including:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our outstanding notes due in 2008;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

  •
  requiring a substantial portion of our cash flow from operations for interest and principal payments on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  exposing us to fluctuations in the interest rate environment, because our credit facility is at a variable rate of interest which we may not be able to control through hedge arrangements; and

  •
  placing us at a disadvantage compared to our competitors who have less debt.

    Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on numerous factors, many of which are beyond our control.

    Our ability to pay our expenses and to pay principal and interest on the notes, our credit facility and other debt depends on our ability to generate positive cash flow in the future. Our ability to meet our expenses thus depends in part on the future performance of our operating subsidiaries, which is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our operations will generate cash flow from operations in an amount sufficient to enable us to pay principal and interest on our debt (including the notes) or to fund other liquidity needs.

    If we do not have enough cash flow from operations, we may be required to borrow more money, refinance all or part of our existing debt (including the notes) or sell assets. Our ability to borrow funds under our credit facility in the future will depend on our meeting the financial covenants in the credit facility, and we cannot guarantee that sufficient borrowings will be available to us. If we are required to refinance our existing debt or sell some of our assets, we cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including our credit facility and the indentures governing our outstanding notes, may restrict us from adopting

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any of these alternatives. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could significantly adversely affect our financial condition, the value of the notes and our ability to pay principal of and interest on the notes.

    We depend upon dividends from our subsidiaries to meet our debt service obligations.

    We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon our receipt of dividends from our subsidiaries. Subject to the restrictions contained in the indenture, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of the Notes—Certain Covenants." In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay us as dividends on their capital stock.

    Our indentures and our credit facility impose significant operating and financial restrictions which may limit our ability to operate our business.

    The indentures for our outstanding notes and the notes to be issued pursuant to this prospectus and our credit facility impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:

  •
  borrow money;

  •
  pay dividends or make distributions on, or purchase or redeem, stock;

  •
  make investments and extend credit;

  •
  engage in transactions with our affiliates;

  •
  consummate certain asset sales;

  •
  consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

  •
  create liens on our assets.

    We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

    In addition, the indentures and our credit facility require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that any failure to meet those tests will be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

  The guarantees may be voided under specific legal circumstances.

    The notes will be guaranteed by all of our existing and future subsidiaries designated as restricted subsidiaries under the indenture. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a subsidiary guarantor's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case

S–5

or lawsuit that, at the time any subsidiary guarantor issued a guarantee of the notes, the subsidiary guarantor:

  •
  incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

  •
  received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes, and such subsidiary guarantor;

  •
  was insolvent or was rendered insolvent by reason of issuing the guarantee;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could void the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

    The measure of insolvency for purposes of these considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

    If the guarantees of the notes were challenged, we cannot be sure as to the standard that a court would use to determine whether any of our subsidiary guarantors was solvent at the relevant time. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for the benefit of Beazer USA, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. If a subsidiary guarantor were found to be insolvent, a court could void the obligations under the guarantee, subordinate the guarantee to the applicable subsidiary guarantor's other debt or take other action detrimental to holders of the notes. If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of Beazer or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

    The notes are unsecured and effectively subordinated to any secured indebtedness that we or the subsidiary guarantors may incur.

    The notes will not be secured. While we currently do not have any material secured debt, under the terms of the indenture governing the notes, we may be able to incur significant additional secured indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on their collateral before the holders of the notes. As a result, the notes will be effectively

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subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing that indebtedness, and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. In addition, guarantees of the subsidiary guarantors will also be unsecured. Any secured indebtedness that these subsidiaries may incur will be effectively senior to such guarantee obligations.

    There is no established trading market for the notes, which means there are uncertainties regarding the ability of a holder to dispose of the notes and the potential sale price.

    The notes will constitute a new issue of securities with no established trading market. We have applied for listing of the notes on the New York Stock Exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the liquidity of any trading market for the notes.

    We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

    We may not be able to satisfy our obligations to holders of the notes upon a change of control.

    Upon the occurrence of a "change of control," as defined in the indenture related to the notes, each holder of notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest as of the date of repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facility. In addition, a change of control may constitute an event of default under our credit facility. A default under our credit facility would result in an event of default under the indenture if the lenders were to accelerate the debt under our credit facility.

    If a change of control occurs, we may not have enough assets to satisfy all obligations under our credit facility and the indenture related to the notes. The source of funds for any purchase of notes pursuant to a change of control will be our available cash or cash generated from our operations or other sources, including borrowing, sales of assets or sales of equity. If we did not have sufficient cash on hand, we could seek to refinance the indebtedness under our credit facility and the notes or obtain a waiver from the lenders or the holders of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. In addition, the terms of our credit facilities limit our ability to purchase the notes in those circumstances and any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases.

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USE OF PROCEEDS

    We estimate that the net proceeds from this offering, after payment of the underwriting discount and all expenses of this offering, will be approximately $196.2 million. We intend to use the net proceeds from the offering to redeem at face value the $115.0 million outstanding principal amount of our 9% Senior Notes due 2004, to repay borrowings under our revolving credit facility ($41.8 million of which was outstanding as of March 31, 2001) and for general corporate purposes, which may include acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges. These ratios have been calculated by dividing (a) consolidated income before income taxes plus consolidated fixed charges (adjusted for capitalized interest) by (b) consolidated fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

	Year Ended September 30,					Six Months Ended March 31, 2001
	1996	1997	1998	1999	2000
Ratio of earnings to fixed charges	3.08	2.00	2.55	3.06	3.08	3.89

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CAPITALIZATION

    The following table sets forth (in thousands) our actual consolidated capitalization at March 31, 2001 and as adjusted to reflect the sale of the notes and the application of the estimated net proceeds:

	Actual	As Adjusted
Debt:
Revolving Credit Facility	$41,795	$—
Other Notes Payable	326	326
Term Loan	85,000	85,000
9% Senior Notes due 2004	115,000	—
8 7/8% Senior Notes due 2008	100,000	100,000
8 5/8% Senior Notes due 2011, less unamortized discount of $1,644, effective rate 8.75%	—	198,356

Total Debt	342,121	383,682
Stockholders' Equity:
Preferred Stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common Stock (par value $.01 per share, 30,000,000 shares authorized, 12, 330,725 issued and 8,531,721 outstanding	123	123
Paid in capital	196,290	196,290
Retained earnings	172,933	172,155 (1)
Treasury stock (3,799,004 shares)	(61,510)	(61,510)
Unearned restricted stock	(3,950)	(3,950)
Accumulated other comprehensive loss	(1,297)	(1,297)

Total Stockholders' Equity	302,589	301,811

Total Capitalization	$644,710	$685,493

(1)
Adjusted to reflect the extraordinary write-off, net of income taxes, of unamortized issuance costs relating to the 9% Senior Notes due 2004.

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DESCRIPTION OF THE NOTES

    This description of particular terms of the Notes supplements, and if inconsistent with, replaces the description of the general terms and provisions of debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. Definitions for certain defined terms may be found under "—Certain Definitions" appearing below. References in this "Description of the Notes" to the "Company" refer to Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires.

    The Notes will be issued as a series of securities under an Indenture and an Indenture Supplement, each dated as of May 21, 2001, among the Company, the Guarantors and U.S. Bank Trust National Association (the "Trustee"). References in this "Description of the Notes" to the Indenture refer to the Indenture as supplemented by the Indenture Supplement unless the context otherwise requires. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. The Indenture and the Indenture Supplement are filed as exhibits to the Registration Statement.

General

    The Notes are general unsecured senior obligations of the Company. The aggregate principal amount of the Notes being issued in this offering is $200 million. Additional Notes may be issued from time to time subject to the limitations set forth under "Certain Covenants—Limitations on Additional Indebtedness." The Notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below.

    The Indebtedness represented by the Notes ranks pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees.

    Substantially all of the operations of the Company are conducted through the Subsidiary Guarantors, which comprise all of the significant subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of the Subsidiary Guarantors to meet its obligations, including obligations with respect to the Notes.

    Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of holders of the Notes against those assets. At March 31, 2001, as adjusted to give effect to the application of the proceeds received upon issuance of the Notes, the total Indebtedness of the Company, would have been approximately $385.3 million, none of which would have been subordinated to the Notes or the Subsidiary Guarantees. Secured creditors of the Subsidiary Guarantors will have a claim on the assets which secure the obligations of such Subsidiary Guarantors prior to claims of holders of the Notes against those assets.

    The Indenture relating to the Notes contains certain limitations on the ability of the Company and its Restricted Subsidiaries to create Liens and incur additional Indebtedness. In addition to certain other Permitted Liens, the Company and its Restricted Subsidiaries may create Liens securing Indebtedness permitted under the Indenture, provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) does not exceed 40% of Consolidated Tangible Assets. As of the issue date of the Notes, each of the Company's Subsidiaries,

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other than those Subsidiaries specifically named in the definition of "Unrestricted Subsidiary," is a Restricted Subsidiary. See "Certain Covenants—Limitations on Additional Indebtedness" and "—Restrictions on Restricted Subsidiary Indebtedness."

    The Notes bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from May 21, 2001, payable on May 15 and November 15 of each year, commencing on November 15, 2001 to holders of record (the "Holders") at the close of business on May 1 or November 1, as the case may be, immediately preceding the respective interest payment date. The Notes will mature on May 15, 2011, and will be issued in denominations of $1,000 and integral multiples thereof.

    Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments must be paid by check mailed to the registered addresses of the Holders. The Holders must surrender their Notes to the Paying Agent to collect principal payments. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. The Trustee currently acts as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

Optional Redemption

    The Company may redeem all or any portion of the Notes at any time and from time to time on or after May 15, 2006 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on May 15 of each year indicated below:

Year	Percentage
2006	104.3125%
2007	102.8750%
2008	101.4375%
2009 and thereafter	100.0000%

    In addition, on or prior to May 15, 2004, the Company may, at its option, redeem up to 35% of the outstanding Notes with the net proceeds of an Equity Offering at 108.6250% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least $130 million principal amount of the Notes remain outstanding after such redemption.

    In the event less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Mandatory Offers to Purchase the Notes

    The Indenture requires the Company

  (i)
  to offer to purchase all of the outstanding Notes upon a Change of Control of the Company,

  (ii)
  to offer to purchase a portion of the outstanding Notes using Net Proceeds neither used to repay certain Indebtedness nor used or invested as provided in the Indenture or

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  (iii)
  to offer to purchase 10% of the original outstanding principal amount of the Notes in the event that, at the end of any two consecutive fiscal quarters, the Company's Consolidated Tangible Net Worth is less than $85 million. See "Certain Covenants—Change of Control," "—Disposition of Proceeds of Asset Sales" and "—Maintenance of Consolidated Tangible Net Worth."

    None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company's ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes.

    If an offer is made to purchase Notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14e-1 thereunder, if applicable.

    The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The Subsidiary Guarantees

    Each of the Subsidiary Guarantors will (so long as they remain Subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each of the Subsidiary Guarantees will be an unsecured obligation of the Subsidiary Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of such Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

    The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $5 million) is a Subsidiary Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

    The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant, "Disposition of Proceeds of Asset Sales," then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations.

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Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

    "Acquisition Indebtedness" means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the Company or one of the Company's Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (a) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (b) such acquisition of assets from any such Person.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

    "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $500,000 or more as to each such transaction or series of related transactions; provided, however, that

  (i)
  a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale,

  (ii)
  sales of homes in the ordinary course of business will not constitute Asset Sales,

  (iii)
  sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate in the ordinary course of business, for development of the Company's or any of its Subsidiaries' projects, will not constitute Asset Sales,

  (iv)
  sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its Subsidiaries' projects in the ordinary course of business will not constitute Asset Sales, and

  (v)
  transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, will not constitute Asset Sales.

    "Bank Credit Facility" means the credit facility among the Company, as borrower thereunder, the Subsidiary Guarantors and the financial institutions named therein, as such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, refinancing or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries) all or any portion of, the Indebtedness under

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such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

    "Bankruptcy Law" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

    "Business Day" means any day other than a Legal Holiday.

    "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

    "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

    "Change Of Control" means any of the following:

  (i)
  the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50 percent or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

  (ii)
  the acquisition by the Company and/or any of its Subsidiaries of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

  (iii)
  the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control under this clause (iii);

  (iv)
  any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50 percent (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act; or

  (v)
  a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

    "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

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    "Consolidated Cash Flow Available For Fixed Charges" of the Company and its Restricted Subsidiaries means for any period the sum of the amounts for such period of

  (i)
  Consolidated Net Income, plus

  (ii)
  Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

  (iii)
  Consolidated Interest Expense, plus

  (iv)
  all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

  (v)
  all other noncash items reducing Consolidated Net Income during such period,

minus all other noncash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that

  (1)
  with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period,

  (2)
  with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarter period,

  (3)
  with respect to the Incurrence of any Acquisition Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period, and

  (4)
  with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or pursuant to which any Person's assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

    "Consolidated Income Tax Expense" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

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    "Consolidated Interest Expense" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Incurred" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

  (i)
  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period,

  (ii)
  except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries,

  (iii)
  the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

  (iv)
  in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets and

  (v)
  the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

    Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

    "Consolidated Tangible Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii)

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above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

    "Consolidated Tangible Net Worth" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders' equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

    "Continuing Director" means at any date a member of the Board of Directors of the Company who

  (i)
  was a member of the Board of Directors of the Company on the initial issuance date of the Notes under the Indenture or

  (ii)
  was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

    "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

    "Default" means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "Change of Control" covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes pursuant to the "Change of Control" covenant set forth in the Indenture.

    "Disqualified Stock Dividend" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

    "Equity Offering" means a public or private equity offering by the Company for cash of Capital Stock, other than an offering of Disqualified Stock.

    "Event Of Default" has the meaning set forth in "Description of Notes—Events of Default."

    "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

    "Fair Market Value" with respect to any asset or property means the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to

S–17

sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

    "Holder" means a Person in whose name a Note is registered in the Security Register.

    "Incur" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" of any Person at any date means, without duplication,

  (i)
  all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

  (ii)
  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all fixed obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business,

  (iv)
  all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture),

  (v)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement; provided, however, that (a) any obligations described in the foregoing clause (v) which are non-interest bearing and which have a maturity of not more than six months from the date of Incurrence thereof shall not constitute Indebtedness and (b) trade payables and accrued expenses Incurred in the ordinary course of business shall not constitute Indebtedness,

  (vi)
  all Capitalized Lease Obligations of such Person,

  (vii)
  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,

  (viii)
  all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability, and

S–18

  (ix)
  all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends).

    The amount of Indebtedness of any Person at any date will be

    (a)
    the outstanding balance at such date of all unconditional obligations as described above,

    (b)
    the maximum liability of such Person for any contingent obligations under clause (viii) above and

    (c)
    in the case of clause (vii) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) amount of the Indebtedness secured.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged.

    "Intangible Assets" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

    "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

    "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person

S–19

during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

    "Investments" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP.

    "Joint Venture Entity" means the joint venture between the Company and Corporacion GEO S.A. de C.V.

    "Legal Holiday" means Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Material Subsidiary" means any Subsidiary of the Company which accounted for five percent or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

    "Net Proceeds" means

  (i)
  cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of

  (a)
  all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale,

  (b)
  provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries,

  (c)
  payments made to retire Indebtedness that was incurred in accordance with the Indenture and that either (1) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (2) is required in connection with such Asset Sale to the extent actually repaid in cash,

  (d)
  amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

  (e)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing

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      purchase price adjustments associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and

  (ii)
  all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

    "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

    "Officer" means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

    "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Person's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

    "Paying Agent" means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

    "Permitted Investments" of any Person means Investments of such Person in

  (i)
  direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof,

  (ii)
  certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better,

  (iii)
  certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000,

  (iv)
  commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof,

  (v)
  repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and

  (vi)
  in the case of the Company and its Subsidiaries, any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

    "Permitted Liens" means

  (i)
  Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

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  (ii)
  statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

  (iii)
  Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security,

  (iv)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries,

  (v)
  attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings,

  (vi)
  easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

  (vii)
  zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business,

  (viii)
  leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

  (ix)
  purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests),

  (x)
  Liens securing Refinancing Indebtedness; provided that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such similar assets,

  (xi)
  Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted to be Incurred under the Indenture; provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40 percent of Consolidated Tangible Assets,

  (xii)
  any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Indenture,

  (xiii)
  Liens existing on the date of the Indenture, including, without limitation, Liens securing Existing Indebtedness,

  (xiv)
  any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture,

  (xv)
  Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days of the incurrence of such Non-Recourse Indebtedness,

  (xvi)
  Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

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  (xvii)
  Liens securing Indebtedness of an Unrestricted Subsidiary,

  (xviii)
  any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders,

  (xix)
  any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary,

  (xx)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

  (xxi)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities, and

  (xxii)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business.

    "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that

  (i)
  the Refinancing Indebtedness is subordinated to the Notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

  (ii)
  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes,

  (iii)
  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes,

  (iv)
  such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding under the Indebtedness being refunded, refinanced or extended,

  (v)
  such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur

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    Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and

  (vi)
  such Refinancing Indebtedness is Incurred within 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

    "Registrar" means an office or agency where Notes may be presented for registration of transfer or for exchange.

    "Restricted Investment" with respect to any Person means any Investment (other than any Permitted Investment) by such Person in any (i) of its Affiliates, (ii) executive officer or director or any Affiliate of such Person, or (iii) any other Person other than a Restricted Subsidiary; provided, HOWEVER, that with respect to the Company and its Restricted Subsidiaries, any loan or advance to an executive officer or director of the Company or a Subsidiary will not constitute a Restricted Investment provided such loan or advance is made in the ordinary course of business and, if such loan or advance exceeds $100,000 (other than a readily marketable mortgage loan not exceeding $500,000) such loan or advance has been approved by the Board of Directors of the Company or a disinterested committee thereof. Notwithstanding the above, a Subsidiary Guarantee shall not be deemed a Restricted Investment.

    "Restricted Payment" with respect to any Person means

  (i)
  the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment),

  (ii)
  any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definition of Restricted Payment in clause (i) above), either directly or indirectly,

  (iii)
  any Restricted Investment, and

  (iv)
  any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company which is subordinated in right of payment to the Notes or of Indebtedness of a Restricted Subsidiary which is subordinated in right of payment to its Subsidiary Guarantee;

provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments will not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries by any of the Company's Subsidiaries, or (b) any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of such Person or its Subsidiaries if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of such Person.

    "Restricted Subsidiary" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

    "Security Register" is a register of the Notes and of their transfer and exchange kept by the Registrar.

    "Subsidiary" of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person, and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity.

    "Subsidiary Guarantee" means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

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    "Subsidiary Guarantors" means each of (i) Beazer Homes Corp., a Tennessee corporation, Beazer/ Squires Realty, Inc., a North Carolina corporation, Beazer Homes Sales Arizona Inc., a Delaware corporation, Beazer Realty Corp., a Georgia corporation, Beazer Mortgage Corporation, a Delaware corporation, Beazer Homes Holdings Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation and Beazer Homes Texas, L.P., a Delaware limited partnership and (ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

    "Trust Officer" means any vice president, trust officer or other authorized person of the Trustee assigned by the Trustee to administer its corporate trust matters.

    "Trustee" means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

    "Unrestricted Subsidiary" means United Home Insurance Corp., Homebuilders Title Services, Inc., Homebuilders Title Services of Virginia, Inc., Universal Solutions Insurance Agency, Inc., Texas Lone Star Title, LP, Beazer Realty, Inc. and Security Title Insurance Company and each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary and (c) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant set forth in the Indenture as of the date of such redesignation, (ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitation on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the

S–25

Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

    "Weighted Average Life To Maturity" means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

    "Wholly Owned Subsidiary" of any Person means (i) a Subsidiary, of which 100 percent of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

    "Working Capital Facilities" means, collectively, the Bank Credit Facility and one or more other facilities among the Company, as borrower thereunder, any Subsidiary Guarantor and one or more lenders pursuant to which the Company may Incur Indebtedness for working capital purposes or to finance the acquisition, holding or development of property by the Company and the Restricted Subsidiaries (including the financing of any related interest reserve), as any such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries), all or any portion of the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facility.

Certain Covenants

    Disposition Of Proceeds Of Asset Sales.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless

  (i)
  the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of; provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed five percent of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration, and

  (ii)
  the Company will apply or will cause one or more of its Restricted Subsidiaries to apply an amount equal to the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the date of the Indenture as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the Notes or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary that is not subordinated to the Subsidiary Guarantee of such Restricted Subsidiary, in each case within one year after such Asset Sale; or (B) to acquire properties

S–26

    and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the date of the Indenture within one year after such Asset Sale,

provided, however, that (x) in the case of applications contemplated by clause (ii)(A) the payment of such Indebtedness will result in a permanent reduction in committed amounts, if any, under the Indebtedness repaid at least equal to the amount of the payment made, (y) in the case of applications contemplated by clause (ii)(B), the Board of Directors has, within such one year period, adopted in good faith a resolution committing such Net Proceeds to such use and (z) none of such Net Proceeds shall be used to make any Restricted Payment.

    The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds." Notwithstanding the above, any Asset Sale that is subject to the "Limitations on Mergers and Consolidations" covenant set forth in the Indenture will not be subject to the "Disposition of Proceeds of Asset Sales" covenant set forth in the Indenture.

    The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the Company will not be required to make any application of such noncash proceeds required by clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property.

    The Indenture also provides that, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (an "Excess Proceeds Offer"), and will purchase from Holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of Notes plus accrued and unpaid interest thereon, if any, to the Asset Sale Offer Date that may be purchased and paid, as the case may be, out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sale" covenant in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

    In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $10,000,000 or more, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, to all Persons who were Holders on the date such Excess Proceeds equaled $10,000,000, at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holders' rights arising as a result thereof. The Indenture also provides that:

  (a)
  In the event the aggregate principal amount of Notes surrendered by Holders together with accrued interest thereon exceeds the amount of Excess Proceeds, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in

S–27

    denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  (b)
  Not later than one Business Day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders so accepted payment in an amount equal to the Asset Sale Offer Price of the Notes purchased from each such Holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

  (c)
  Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

  (d)
  Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to this covenant, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the Holders; provided, however, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or of the Working Capital Facilities, the Company will not be required to set aside such Excess Proceeds.

  (e)
  Notwithstanding the foregoing, an Excess Proceeds Offer may be made by one or more Restricted Subsidiaries in lieu of the Company.

    There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make or to cause one or more Restricted Subsidiaries to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

    Limitations On Restricted Payments.  The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

  (i)
  the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments declared or made after the date of the Indenture, exceeds the sum of:

  (1)
  $100 million, plus

  (2)
  50 percent of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing April 1, 2001 and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100 percent of such aggregate deficit), plus

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    (3)
    the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after the date of the Indenture, plus

    (4)
    100 percent of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the date of the Indenture that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus

    (5)
    100 percent of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (2) above and (y) that the making of such Investment constituted a permitted Restricted Investment, plus

    (6)
    100 percent of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after the date of the Indenture, but only to the extent that such guarantee constituted a permitted Restricted Payment; or

  (ii)
  the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture; or

  (iii)
  a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

    Notwithstanding the foregoing, the provisions of the "Limitation on Restricted Payments" covenant set forth in the Indenture will not prevent:

  (i)
  the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration, provided that (x) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (y) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom;

  (ii)
  the retirement of shares of the Company's Capital Stock or the Company's or a Restricted Subsidiary of the Company's Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (3) above;

  (iii)
  the redemption, repurchase, defeasance or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness;

  (iv)
  payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any Guarantor; or

  (v)
  Investments in the Joint Venture Entity in an aggregate amount not to exceed $6.0 million.

    Limitations On Additional Indebtedness.  The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries, directly or indirectly, to, Incur any Indebtedness (other

S–29

than Indebtedness between the Company and its Restricted Subsidiaries which are Wholly Owned Subsidiaries or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries) including Acquisition Indebtedness, unless, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 2.25 to 1.

    Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

  (i)
  the Company from Incurring (A) Refinancing Indebtedness, (B) Non-Recourse Indebtedness, (C) Indebtedness evidenced by the Notes issued on the Issue Date or the Exchange Notes, or (D) Indebtedness Incurred under Working Capital Facilities not to exceed the greater of $75 million or 15% of Consolidated Tangible Assets,

  (ii)
  Unrestricted Subsidiaries from Incurring Indebtedness,

  (iii)
  any Subsidiary Guarantee of Indebtedness of the Company under the Notes,

  (iv)
  the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), and

  (v)
  the Company and its Restricted Subsidiaries from guaranteeing Indebtedness of the Joint Venture Entity in an amount not to exceed $6.0 million less the amount of all other Investments made by the Company and its Restricted Subsidiaries in the Joint Venture Entity, in each case Incurred in the ordinary course of business of the Company or the Restricted Subsidiary.

    The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

    For purposes of determining compliance with this "Limitations on Additional Indebtedness" covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    Restrictions On Restricted Subsidiary Indebtedness.  In addition to the limitations provided for under the covenant, "Limitation on Additional Indebtedness", the Indenture provides that the Company will not permit any Restricted Subsidiaries to, directly or indirectly, Incur any additional Indebtedness after the date of the Indenture other than:

  (i)
  any guarantee of Indebtedness of the Company permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness),

  (ii)
  Refinancing Indebtedness,

  (iii)
  Non-Recourse Indebtedness,

  (iv)
  Acquisition Indebtedness not to exceed $20 million aggregate principal amount at any one time outstanding,

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  (v)
  Indebtedness to the Company for so long as held by the Company; provided that such Indebtedness is subordinated to any Subsidiary Guarantee,

  (vi)
  Indebtedness to another Restricted Subsidiary which is a Wholly Owned Subsidiary so long as held by such Restricted Subsidiary; provided that such Indebtedness is subordinated to any Subsidiary Guarantee,

  (vii)
  any Subsidiary Guarantee of Indebtedness of the Company under the Notes and

  (viii)
  any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts, and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), in each case Incurred in the ordinary course of business of the Restricted Subsidiary, consistent with past practice.

    Limitations And Restrictions On Issuance Of Capital Stock Of Restricted Subsidiaries.  The Indenture provides that the Company will not permit any Restricted Subsidiary to issue, or permit to be outstanding at any time, Preferred Stock or any other Capital Stock constituting Disqualified Stock other than any such Capital Stock issued to or held by the Company or any Restricted Subsidiary of the Company which is a Wholly Owned Subsidiary.

    Change Of Control.  The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase (a "Change of Control Offer") from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the outstanding principal amount of Notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

    In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder's rights arising as a result thereof.

    The Indenture also provides that:

  (a)
  In the event of a Change of Control Offer, the Company will only be required to accept Notes in denominations of $1,000 or integral multiples thereof.

  (b)
  Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officer's Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying

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    Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

  (c)
  Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

    The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

    Limitations On Transactions With Stockholders And Affiliates.  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's Subsidiaries or (ii) any Person (or any Affiliate of such person) holding 10 percent or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate.

    The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $1 million, unless, in each case, such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

    The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $5 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view.

    The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) Capital Stock issuances to members of the Board of Directors, officers and employees, of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (iv) any transaction between the Company and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary, (v) any transaction pursuant to the tax sharing agreement, the agreement with Beazer Homes Ltd. regarding use of name and the cross-indemnity agreement, in each case with the Company's former parent or affiliates, as such agreements are in effect on the date of the Indenture or (vi) any

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transactions pursuant to the joint venture agreement with the Joint Venture Entity, as such agreement is in effect on the date of the Indenture.

    Limitations On Liens.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture also provides that no Liens will be permitted to be created or suffered to exist on any Indebtedness from the Company in favor of any Restricted Subsidiary and that such Indebtedness will not be permitted to be sold, disposed of or otherwise transferred.

    Limitations On Restrictions On Distributions From Restricted Subsidiaries.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

  (i)
  pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in the agreements evidencing Existing Indebtedness as in effect on the date of the Indenture, (c) any restrictions or encumbrances arising under Acquisition Indebtedness; provided, that such encumbrance or restriction applies only to the obligor on such Indebtedness and its Subsidiaries and that such Acquisition Indebtedness was not incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project's remaining assets, and customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

    Maintenance Of Consolidated Tangible Net Worth.  The Indenture provides that:

  (a)
  In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to in the Indenture as the "Deficiency Date"), within 30 days after the end of each such period, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (a "Net Worth Offer"), and will purchase from Holders accepting such Net Worth Offer on the date fixed for the closing

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    of such Net Worth Offer (the "Net Worth Offer Date"), 10 percent of the original outstanding principal amount of the Notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date. To the extent that the aggregate amount of Notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of Notes tendered, or a portion thereof, for general corporate purposes. In no event shall the Company's failure to meet the Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company may reduce the principal amount of Notes to be purchased pursuant to the Net Worth Offer by subtracting 100 percent of the principal amount (excluding premium) of Notes acquired by the Company or any Wholly Owned Subsidiary subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (other than pursuant to this covenant) or exchange, and that were not previously used as a credit against any obligation to repurchase Notes pursuant to this covenant.

  (b)
  In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters, within 30 days after the end of such period, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice of such occurrence and of each Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to tender their Notes to the Company.

  (c)
  In the event that the aggregate principal amount of Notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  (d)
  Not later than one Business Day after the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the "Maintenance of Consolidated Tangible Net Worth" covenant set forth in the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Net Worth Offer Price of the Notes purchased from each such Holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Net Worth Offer promptly after the Net Worth Offer Date.

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  (e)
  Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

    There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

    Limitations On Mergers And Consolidations.  The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless:

  (i)
  the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, and the Indenture,

  (ii)
  immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

  (iii)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction, and

  (iv)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture.

    The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under "The Subsidiary Guarantees" above.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

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Events of Default

    The following are Events of Default under the Indenture:

  (i)
  the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

  (ii)
  the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer, a Net Worth Offer or an Excess Proceeds Offer);

  (iii)
  the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

  (iv)
  the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that has an outstanding principal amount of $3 million or more in the aggregate;

  (v)
  the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate amount of $3 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

  (vi)
  a final judgment or judgments that exceed $3 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

  (vii)
  the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

  (A)
  commences a voluntary case,

  (B)
  consents to the entry of an order for relief against it in an involuntary case,

  (C)
  consents to the appointment of a Custodian of it or for all or substantially all of its property, or

  (D)
  makes a general assignment for the benefit of its creditors;

  (viii)
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (A)
  is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

  (B)
  appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

  (C)
  orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

  (ix)
  any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

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    A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

    If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will IPSO FACTO become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

    The Holders may not enforce the provisions of the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled Change of Control) if the Trustee determines that withholding such notice is in the Holders' interest.

    The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

Reports

    The Indenture provides that, as long as any of the Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under

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Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Discharge of Indenture

    The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

    In addition, the Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient (without regard to reinvestment of any interest thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that the Company has received from the Internal Revenue Service a ruling or that since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

    A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

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Amendment, Supplement and Waiver

    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture; to provide for uncertificated Notes in addition to certificated Notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to comply with or qualify the Indenture under the Trust Indenture Act; or to reflect a Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a Subsidiary of the Company.

    Without the consent of each Holder affected, the Company may not

  (i)
  reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

  (ii)
  reduce the rate of or change the time for payment of interest, including default interest, on any Note,

  (iii)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture or with respect to mandatory offers to repurchase Notes pursuant to the "Disposition of Proceeds of Asset Sales," "Change of Control" and "Maintenance of Consolidated Tangible Net Worth" covenants set forth in the Indenture,

  (iv)
  make any Note payable in money other than that stated in the Note,

  (v)
  make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or, in part, the "With Consent of Holders" sections set forth in the Indenture,

  (vi)
  modify the ranking or priority of the Notes or any Subsidiary Guarantee,

  (vii)
  release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or

  (viii)
  waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

    The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary

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Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes waives and releases all such liability.

Concerning the Trustee

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

    The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

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UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated May 14, 2001, we have agreed to sell to the underwriters named below, the following respective principal amounts of the notes:

Underwriter	Principal Amount
Credit Suisse First Boston Corporation	$180,000,000
Banc One Capital Markets, Inc.	20,000,000

Total	$200,000,000

    The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriters may change the public offering price.

    The following table summarizes the compensation and estimated expenses we will pay.

Total
Underwriting Discounts and Commissions paid by us	$1,820,000
Expenses payable by us	$350,000

    We have applied for listing of the notes on the New York Stock Exchange. We cannot assure you that such listing will be obtained.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the offering size, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

    These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

    We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the 5th business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly,

S–41

purchasers who wish to trade notes on the date hereof or the next two succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

    By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

    A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

S–42

Taxation and Eligibility for Investment

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF THE NOTES

    The validity of the notes will be passed upon for Beazer by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

S–43

Prospectus

$300,000,000

BEAZER HOMES USA, INC.

Debt Securities
Preferred Stock
Common Stock

    Beazer Homes USA, Inc. may offer to the public from time to time:

    debt securities, which may be senior or subordinated debt securities, preferred stock
    common stock

    The aggregate public offering price of these securities may be up to a maximum of $300,000,000. We will issue these securities in amounts, at prices and on terms to be determined at the time of each offering.

    The specific terms of the securities for which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

— Maturity
— Interest rate
— Sinking fund terms
— Currency of payments

— Redemption terms
— Listing on a securities exchange
— Amount payable at maturity
— Certain United States federal income tax
  considerations

    In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities.

    Investing in the securities may involve material risks. See "Risk Factors" beginning on page 2.

    Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 1, 2000.

About This Prospectus

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings for proceeds in the aggregate not to exceed $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

Risk Factors

    In addition to the other information contained in, or incorporated by reference in, this prospectus, you should carefully consider the following factors before purchasing any of our securities.

    The homebuilding industry is cyclical and is significantly affected by macro economic and other factors outside of our control such as consumer confidence, interest rates and employment levels. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While we believe the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse affect on our operating performance and the market price of our securities.

    In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

  •
  conditions of supply and demand in local markets;

  •
  weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;

  •
  delays in construction schedules;

  •
  cost overruns on land development and home construction;

  •
  changes in government regulations;

  •
  increases in real estate taxes and other local government fees; and

  •
  availability and cost of land, materials and labor.

    Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

    Our quarterly results may fluctuate, which could cause our stock price to fall.  While we have reported positive annual net income for each of the past five fiscal years, our quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of factors both nationally and locally, many of which are outside our control. These factors include:

  •
  the timing of home closings and land sales;

  •
  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

  •
  land development and construction delays;

  •
  seasonal home buying patterns;

  •
  delays in the opening of new active subdivisions by us or our competitors, or market acceptance of the products and services provided in those communities;

  •
  changes in our pricing policies or those of our competitors; and

  •
  other changes in operating expenses, personnel and general economic conditions.

As a result, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our common stock may fluctuate.

    We are dependent on the availability of mortgage financing and homeowners' insurance for our customers. Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move up homebuyers to obtain financing for our homes, as well as affect the ability of prospective move up homebuyers to sell their current homes.

    Any significant natural disaster will impact our business and the entire homebuilding industry. Any significant restrictions by insurance companies in any of the states in which we operate on the availability or substantial increases in the cost of homeowners insurance will also adversely affect our industry.

    The homebuilding industry is highly competitive and fragmented.  The competition in the homebuilding industry is intense. Some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. There can be no assurance that we will be able to compete successfully in our markets against these competitors.

    The barriers to entry into our business are currently low.  There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

    Our level of indebtedness could adversely affect the financial health of the Company and prevent us from fulfilling our obligations under any new debt securities. We currently have a significant amount of indebtedness. Our ability to make payments of principal or interest on, or to refinance our indebtedness will depend on:

  •
  our future operating performance; and

  •
  our ability to enter into additional debt and/or equity financings.

    Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us. Our substantial indebtedness could have important consequences to the holders of securities, including:

  •
  we may be unable to satisfy our obligations under the existing or new debt agreements;

  •
  we may be more vulnerable to adverse general economic and industry conditions;

  •
  we may find it more difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes; and

  •
  we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities.

    Beazer Homes USA, Inc. is a holding company with no significant assets other than the stock of our subsidiaries. In order to meet our financial needs, including to make payments on any debt securities or preferred stock issued under this prospectus, we will rely exclusively on repayments of interest and principal on intercompany loans made by us to our operating subsidiaries and income from dividends and other cash flow from our subsidiaries. We cannot assure you that our operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to us in respect of our intercompany loans. In addition, if our subsidiaries enter into credit facilities to fund their operations, those facilities may restrict the ability of our subsidiaries to pay dividends to us.

    Failure to implement our business strategy could adversely affect our operations. Our financial position and results of operations depend on our ability to execute our business strategy. Our ability to execute our business strategy depends on our ability:

  •
  to continue to improve profitability;

  •
  to identify and acquire attractive parcels of land on which to build our homes;

  •
  to expand our market share in regions where we are not currently a top five builder;

  •
  to identify, acquire and successfully integrate new business acquisitions; and

  •
  to attract and retain skilled employees.

Our failure or inability to execute our business strategy could materially adversely affect our financial position, liquidity and results of operations.

    Our business would be adversely affected if future, more onerous government regulations were enacted. We and our competitors are subject to local, state and federal statutes and rules regulating:

  •
  certain developmental matters;

  •
  building and site design;

  •
  matters concerning the protection of health and the environment; and

  •
  mortgage origination procedures.

These regulations vary greatly by community and consist of items such as:

  •
  impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;

  •
  "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;

  •
  building permit allocation ordinances;

  •
  building moratoriums; or

  •
  similar governmental regulations that could be imposed in the future.

    We believe we are in substantial compliance with current laws and regulations. We further believe that these laws and regulations have had no material adverse effect on our ability to operate our business. Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

    If we are unable to retain skilled personnel, our business could be adversely affected. Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in our markets. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other skilled personnel in the future.

    Anti-takeover provisions in our organizational documents and Delaware law make any change in the control of our company more difficult. Our organizational documents allow us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our board of directors. Further, we have adopted a stockholder rights plan which is designed to prevent, or make more expensive, a hostile takeover of the Company. Under our plan, once an acquirer acquires more than 20% of our common stock, rights to purchase shares of preferred stock become exercisable by all stockholders other than the acquirer, diluting substantially the value of the stock previously purchased by the acquiror.

    There is no public market for certain of the securities that may be issued under this prospectus. Debt securities and preferred stock issued under this prospectus will be new securities for which there is currently no public market. The Company may, but will not be required to, list any debt securities or preferred stock on any national securities exchange or quotation system. Accordingly, there can be no assurance as to the development of any market or the liquidity of any market that may develop for these securities.

The Company

    The Company's principal executive offices are located at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342, telephone (404) 250-3420. We also provide information about our active communities and mortgage financing through our internet web site located at www.beazer.com.

    Beazer Homes USA, Inc. designs, builds and sells single family homes in the following locations within the United States:

Region/State	Market(s)/Year Entered

Southeast Region:
Florida	Jacksonville (1993), Fort Meyers/Naples (1996), Tampa/St. Petersburg (1996), Treasure Coast (1995), Orlando (1997)
Georgia	Atlanta (1985)
North Carolina	Charlotte (1987), Raleigh (1992)
South Carolina	Charleston (1987), Columbia (1993), Myrtle Beach (1996), Greenville (1998)
Tennessee	Knoxville (1995), Nashville (1987)
Southwest Region:
Arizona	Phoenix (1993)
California	Los Angeles County (1993), Orange County (1993), Riverside & San Bernadino Counties (1993), San Diego County (1992), Ventura County (1993), Sacramento (1993)
Nevada	Las Vegas (1993), Reno/Sparks (1996)
Central Region:
Texas	Dallas (1995), Houston (1995)
Mid-Atlantic Region:
Maryland	Metro-Baltimore (1998), Laurel County (1998), Metro-Washington DC (1998)
New Jersey/Pennsylvania	Burlington (1998), Mercer (1998), Middlesex (1998), Gloucester (1998), Northampton, PA (1998)
Virginia	Loudoun County (1998), Prince William County (1998), Metro-Washington DC (1998)

    We design our homes to appeal primarily to entry-level and first time move-up home buyers. Our objective is to provide our customers with homes that incorporate quality and value while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

  Geographic Diversity and Growth Markets. We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Virtually all of the markets in which we operate have experienced significant population growth in recent years. Within these markets, we build homes in a variety of projects, typically with fewer than 150 homesites.

  Quality Homes for Entry-Level and First Time Move-Up Home Buyers. We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. We focus on entry-level and first move-up home buyers because we believe they represent the largest segment of the homebuilding market. During fiscal year 1999, the average sales price of our homes sold was approximately $181,400.

  Additional Products and Services for Homebuyers. In order to maximize our profitability and provide our homebuyers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that homebuyers want to choose certain components of their new home, we began offering limited customization through the use of design centers in most of our markets. These design centers allow the homebuyer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wallcoverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we began originating mortgages on behalf of our customers through Beazer Mortgage Corp.

  Decentralized Operations with Experienced Management. We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

  Conservative Land Policies. We seek to maximize our return on capital by limiting our investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we do not speculate in unentitled land.

Recent Developments

    The Company had revenues and net income of $308.7 million and $7.5 million, respectively, for the quarter ended December 31, 1999 compared to revenues and net income of $242.1 million and $4.7 million, respectively, for the quarter ended December 31, 1998. This resulted in diluted earnings per share of $.85 for the quarter ended December 31, 1999, compared to $.53 for the quarter ended December 31, 1998.

Use Of Proceeds

    Except as otherwise set forth in the accompanying prospectus supplement, the Company intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment, redemption or repurchase of existing indebtedness, additions to working capital, the acquisition of, or investment in, new or existing properties and the financing of capital expenditures. Funds not required immediately for such purposes may be invested temporarily in short-term investment grade securities.

Ratio Of Earnings To Fixed Charges

    The following table sets forth the Company's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown. Prior to August 7, 1995, we had not issued any preferred stock and therefore the ratios of earnings to combined fixed charges and preferred stock dividends for prior periods do not differ from the ratios of earnings to fixed charges for such periods.

    These ratios have been calculated by dividing (i) income before income taxes and minority interest plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges and, in the case of the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges plus total preferred stock dividend requirements. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

	Year Ended September 30,
	1999	1998	1997	1996	1995

Ratio of earnings to fixed charges (unaudited)	3.05	2.55	1.99	3.01	2.13

Ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	2.84	2.32	1.80	2.60	2.09

Description Of Debt Securities

General

    Any debt securities issued will be direct obligations of the Company and may be secured or unsecured. Debt securities may be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures in the form filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. Senior securities and subordinated securities may be issued under separate indentures, in each case between the Company and a trustee. The statements made under this heading relating to the debt securities and the indentures are summaries of the provisions and should be read in conjunction with the information provided in the prospectus supplement.

Terms

    Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

    Each prospectus supplement will set forth additional information regarding the debt securities being offered, including:

  •
  the title of the debt securities;

  •
  whether the debt securities are secured or unsecured, senior or subordinated securities;

  •
  whether the debt securities will be guaranteed by any subsidiaries of the Beazer;

  •
  the aggregate principal amount of such debt securities and any limit on the amount that may be issued;

  •
  the price and, if other than the full principal amount, the portion of the principal amount payable upon declaration of the maturity;

  •
  if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common stock or preferred stock receivable on conversion;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the rate at which the debt securities will bear interest, if any;

  •
  the date from which interest will accrue, the dates on which this interest will be payable, the record dates for interest, the persons to whom the interest will be payable, and the basis upon which interest will be calculated;

  •
  the place where payments will be made, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company with respect to the debt securities and the applicable Indenture may be served;

  •
  the period or periods, if any, within which the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

  •
  the obligation, if any, of the Company to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

  •
  if other than U.S. dollars, the currency or currencies in which debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  •
  whether the amount of payments of principal (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

  •
  whether the debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for the debt securities;

  •
  whether the debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or set forth in the applicable Indenture, or any modification thereof;

  •
  whether and under what circumstances the Company will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities instead of making such payment;

  •
  any deletions from, modifications of or additions to the events of default or covenants of the Company described in this prospectus, and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

  •
  The provisions, if any, relating to the security provided for the debt securities; and

  •
  Any other terms of the debt securities not inconsistent with the provisions of the applicable Indenture.

    Debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount to be paid upon declaration of acceleration of their maturity. These debt securities are often called Original Issue Discount Securities. Any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

    Except as may be set forth in any prospectus supplement, neither the debt securities nor the Indenture will contain any provisions that would limit the ability of the Company to incur indebtedness or that would give holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of any change of control.

Registration

    Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and the same principal amount upon surrender of such debt securities at the corporate trust office of the trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the trustee or at the office of any transfer agent designated by the Company. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment to cover any related tax or other governmental charge. If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities.

Transfer

    Neither the Company nor any trustee shall be required

  •
  to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing;

  •
  to register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

  •
  to issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

    The Indentures will provide that the Company may, without the consent of the holders of any outstanding debt securities, be combined with any other entity or sell or lease all or substantially all of its assets to any other entity so long as

  •
  the Company shall be the continuing entity; or

  •
  the new entity formed by or resulting from any combination or which shall have received the transfer of assets, is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay all amounts owed on and all other obligations under the debt securities; and

  •
  immediately after giving effect to such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

  •
  an officers' certificate and legal opinion covering such conditions shall be delivered to each trustee.

Covenants

    The prospectus supplement will describe any material covenants of each series of debt securities.

Events of Default, Notice and Waiver

    Unless otherwise provided in the applicable prospectus supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued:

  •
  failure to pay required interest for 30 days;

  •
  failure to pay principal, or premium, if any, when due;

  •
  failure to make any sinking fund payment as required;

  •
  failure to perform or the breach of any other covenant or warranty of the Company contained in the Indenture, continuing for 60 days after written notice;

  •
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any significant subsidiary of the Company; and

  •
  any other event of default provided with respect to a particular series of debt securities.

    The term significant subsidiary has the meaning given in Regulation S-X promulgated under the Securities Act.

    If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company and the trustee.

However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

  •
  the Company shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the trustee and

  •
  all events of default, other than the non-payment of accelerated principal, with respect to debt securities of such series have been cured or waived as provided in such Indenture.

    The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series. The holders of debt securities also cannot waive a default under a covenant or other provision in an Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

    The Indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the trustee, to act for 60 days after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the due date.

    The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, a trustee may refuse to follow any direction

  •
  which is in conflict with any law or the applicable Indenture,

  •
  which may involve such trustee in personal liability or

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  which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to each trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture. Each notice must specify the nature and status of each default.

Modification of the Indentures

    The Company and the trustee may modify or amend an Indenture only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each such debt security affected thereby,

  •
  change the payment date of the principal of, or any installment of interest (or premium, if any);

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  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security;

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  reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

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  change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any debt security;

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  impair the right to institute suit for the enforcement of any payment on any debt security;

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  reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

    The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive compliance by the Company with certain restrictive covenants of the applicable Indenture.

    Modifications and amendments of an Indenture will be permitted to be made by the Company and the trustee without the consent of any holder of debt securities for any of the following purposes:

  •
  to replace the Company as obligor under such Indenture;

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  to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to delete any right or power conferred upon the Company in such Indenture;

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  to add events of default for the benefit of the holders of all or any series of debt securities;

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  to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect;

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  to change or eliminate any provisions of an Indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

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  to secure the debt securities;

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  to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common stock or preferred stock;

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  to provide for the acceptance of appointment of a successor trustee or facilitate the administration of the trusts under an Indenture by more than one trustee;

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  to cure any ambiguity, defect or inconsistency in an Indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such Indenture; or

  •
  to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

    The Indentures will provide that, in determining whether the holders of the required principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities,

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  the principal amount of an Original Issue Discount Security considered outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon declaration of acceleration of maturity,

  •
  the principal amount of any debt security denominated in a foreign currency considered outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount,

  •
  the principal amount of an indexed security considered outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and

  •
  debt securities owned by the Company or any affiliate of the Company shall be disregarded.

    The Indentures will contain provisions for convening meetings of the holders of debt securities of each series. A meeting may be called at any time by the trustee, and also, upon request, by the Company or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each debt security, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Subordination

    Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

    Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all senior debt. However, the obligation of the Company to make payments of the principal of and interest on such subordinated securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders have been applied to the payment of senior debt. The subordinated Indenture will not restrict the amount of senior debt or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt may recover less, ratably, than senior creditors of the Company.

    Senior debt will be defined in the applicable Indenture as the principal of and interest on the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed:

  •
  indebtedness of the Company for money borrowed or represented by purchase-money obligations,

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  indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement,

  •
  obligations of the Company as lessee under leases of property made as part of any sale and leaseback transaction to which the Company is a party or otherwise,

  •
  indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company,

  •
  indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and

  •
  any binding commitment to make a real estate investment.

    Indebtedness will not be considered senior debt even if listed above it by its terms it is specified to be subordinate or is specified to be of the same rank as other subordinated debt. If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior debt outstanding as of the end of the Company's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of debt securities issued under any Indenture by irrevocably depositing with the trustee, funds in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be. No discharge will apply to debt securities that have already been delivered to the trustee for cancellation and that are due or will become due within one year.

    The Indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, the Company may elect either

  •
  to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or

  •
  to be released from its covenant obligations with respect to such debt securities under the applicable Indenture and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities ("covenant defeasance"), in either case, upon the irrevocable deposit by the Company with the trustee, in trust, of an amount, at stated maturity, or certain types of government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Discharge of obligations under an Indenture by payment as described above, will not release the Company from any obligation to

  •
  pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge,

  •
  register the transfer exchange of debt securities,

  •
  replace temporary or mutilated, destroyed, lost or stolen debt securities,

  •
  maintain an office or agency in respect of debt securities,

  •
  hold monies for payment in trust and

  •
  with respect to subordinated debt securities which are convertible or exchangeable, convert or exchange such securities.

    The Company may establish a trust only if, among other things, the Company has delivered to the trustee an opinion of counsel stating that the holders of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion must refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of defeasance, the holders of debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

    If the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amounts on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above.

Conversion Rights

    The terms and conditions, if any, upon which debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. Such terms will include whether such debt securities are convertible into shares of common stock or preferred stock, the conversion price (or manner of calculation thereof),

  •
  the conversion period,

  •
  provisions as to whether conversion will be at the option of the holders or the Company,

  •
  the events requiring an adjustment of the conversion price,

  •
  provisions affecting conversion in the event of the redemption of such debt securities and

  •
  any restrictions on conversion.

Payment

    Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable Prospectus Supplement. However, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

    All payment by the Company to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of one year after the due date will be repaid to the Company. The holder of such debt security thereafter may look only to the Company for payment.

Global Securities

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement.

Description Of Preferred Stock

    The following is only a summary of the Company's preferred stock. You should read the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended Restated Bylaws (the "Bylaws") and each prospectus supplement relating to preferred stock.

General

    Under the Articles of Incorporation, the Company has authority to issue 5,000,000 shares of preferred stock, from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to the date of this prospectus, the Company authorized the issuance of up to 2,000,000 shares of preferred stock, denominated Series A Cumulative Convertible Exchangeable preferred stock (the "Series A"). Of the 2,000,000 shares issued, 1,997,836 have been converted into common stock and 2,164 shares have been redeemed by Beazer. As of the date of this prospectus, the Company has also adopted a Shareholder Rights Plan and distributed a dividend of one preferred share purchase right to purchase one one-hundredth of a share of preferred stock, denominated Junior Participating preferred stock, Series B (the "Series B") of the Company. The Company has authorized the issuance of up to 300,000 shares of Series B. The rights are redeemable and may be amended at the Company's option before they become exercisable. Until a right is exercised, the holder of a right has no rights as a shareholder of the Company. The rights expire on June 24, 2006. Complete descriptions of the Series A, Series B and the rights are incorporated herein by reference.

    Prior to the issuance of shares of any series, the Board of Directors is required by the General Corporation Law of the State of Delaware (the "DGCL") and the Articles of Incorporation to adopt resolutions and file a Certificate of Designation with the Secretary of State of the State of Delaware. The Certificate of Designation fixes for each such class or series the designations, powers, preferences and rights of the shares of each class or series and the qualifications, limitations or restrictions of that series. The terms included in the Certificate of Designation include dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

    Subject to limitations required by the DGCL, the Articles of Incorporation and Bylaws, the Board of Directors is authorized to fix the number of shares in each class or series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The preferred stock offered will, when issued, be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Terms

    Reference is made to the prospectus supplement relating to the preferred stock then offered for specific terms, including:

  •
  the title and stated value of such preferred stock;

  •
  the number of shares of preferred stock offered;

  •
  the liquidation preference per share;

  •
  the offering price of such preferred stock;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of dividends applicable to such preferred stock;

  •
  the date from which dividends on preferred stock shall accumulate, if applicable;

  •
  the provision for a sinking fund, if any, for such preferred stock;

  •
  the provision for redemption, if applicable, of such preferred stock;

  •
  any listing of such preferred stock on any securities exchange;

  •
  the terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

  •
  any other specific terms, preferences, rights, limitations or restrictions of such preferred stock;

  •
  a discussion of federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company;

  •
  any limitations on issuance of any series of preferred stock ranking senior to or on the same rank as such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company; and

  •
  any limitations on direct or beneficial ownership and restrictions on transfer.

    The transfer agent and registrar for the preferred stock will be identified in the prospectus supplement.

Description of Common Stock

    The description of the Company's common stock set forth below is only a summary. You should read the Company's Articles of Incorporation and Bylaws to understand all rights of holders of common stock.

General

    Under the Articles of Incorporation, the Company has authority to issue 30,000,000 shares of common stock, par value $.01 per share. At January 17, 2000, the Company had outstanding 8,793,122 shares of common stock. Under the Company's Shareholder Rights Plan, a right attaches to each outstanding share of Common Stock. The Rights trade with the Common Stock until the rights become exercisable. See "Preferred Stock."

Terms

    Subject to the preferential rights of any other shares or series of stock, holders of shares of Common Stock are entitled to receive dividends on shares of common stock when authorized and declared by the Board of Directors of the Company out of assets legally available for the payment of dividends. Common stockholders also share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of all known debts and liabilities of the Company and the amount to which holders of any class of stock classified or reclassified or having a preference on distributions in liquidation, dissolution or winding-up of the Company have a right.

    Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of Shareholders, including the election of Directors. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of common stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the Directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any Directors.

    Holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon by an independent public accounting firm.

    All shares of common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

Delaware General Corporation Law Section 203

    As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the DGCL, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if

  •
  prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder,

  •
  upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or

  •
  on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least 66% of the outstanding voting stock not owned by the interested stockholder.

Transfer Agent

    The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

Book-Entry Issuance

    Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global securities will be issued for the securities representing in the aggregate the total number of the securities, and will be deposited with or on behalf of DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or through others. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The beneficial ownership interest of each actual purchaser of each security is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except if use of the book-entry system for the securities is discontinued.

    DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements.

    Redemption notices will be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of the securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

    Although voting with respect to securities issued in the form of global securities is limited to the holders of record of the securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.

    Payments for securities issued in the form of global securities will be made by the issuer of the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the trustee or the Company, subject to any statutory or regulatory requirements. Payments to DTC are the responsibility of the issuer of the securities, disbursements of the payments to direct participants are the responsibility of DTC, and disbursements of the payments to the beneficial owners are the responsibility of direct and indirect participants.

    DTC may discontinue providing its services as depository with respect to any securities at any time by giving reasonable notice to the issuer of the securities. In the event that a successor depositary is not obtained, individual security certificates representing the securities are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be accurate, but the Company assumes no responsibility for the accuracy of the information. The Company has no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their operations.

Plan Of Distribution

    Any one of the securities being offered may be sold through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Prices may change over time.

    In connection with the sale of securities, underwriters or agents may receive compensation from the Company or from purchasers of securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions they receive from the Company and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter or agent will be identified, and any compensation received from the Company will be described, in the applicable prospectus supplement.

    Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the NYSE. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of debt securities or preferred stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the securities.

    Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

    In order to comply with the securities laws of certain states, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Experts

    The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Legal Matters

    Certain legal matters, including the validity of the securities, will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022.

Where You Can Find More Information

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza, Room 10024 450 Fifth Street, NW Street Washington, DC 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661	Seven World Trade Center, Suite 1300 New York, New York 10048

    You can also obtain copies of such material from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it, like Beazer Homes USA, Inc. The SEC's web site can be accessed at http://www.sec.gov.

    You can also inspect reports, proxy and information statements, and other information concerning the Company can at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    The Company has filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement. Such additional information, exhibits and undertakings may be inspected and obtained from the SEC's principal office in Washington, D.C. The summaries or descriptions of documents in this prospectus are not necessarily complete. Reference is made to the copies of such documents attached hereto or otherwise filed as a part of the registration statement for a full and complete statement of their provisions, and such summaries and descriptions are, in each case, qualified in their entirety by such reference.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

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  The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

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  The description of the Company's capital stock contained in the Company's Registration Statements on Form 8-A under Section 12 of the Exchange Act, filed on January 28, 1994 and June 21, 1996, respectively, including any amendment or report filed for the purpose of updating those descriptions.

    We incorporate by reference the documents listed above and any future filing made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all securities covered by this prospectus. Further, all filings made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement are also incorporated by reference. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person to the Company at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342, Attention: Director of Investor Relations (Telephone: (404) 250-3420), any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

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TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT SUMMARY
Summary Consolidated Financial Data
RISKS RELATED TO THE NOTES
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
DESCRIPTION OF THE NOTES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
VALIDITY OF THE NOTES
About This Prospectus
Risk Factors
The Company
Use Of Proceeds
Ratio Of Earnings To Fixed Charges
Description Of Debt Securities
Description Of Preferred Stock
Description of Common Stock
Book-Entry Issuance
Plan Of Distribution
Experts
Legal Matters
Where You Can Find More Information